Exhibit 99.4

CUSTOMER COMMUNICATION (ENGLISH AND SPANISH)

(For posting on website and mailing.)

To our Valued El Paso Electric Customers,

We want to share with you an important update about El Paso Electric (EPE). On June 3, 2019 we announced a significant, long-term investment in our service area. Infrastructure Investments Fund (IIF), an investment vehicle advised by J.P. Morgan Investment Management Inc., has agreed to acquire EPE. As we look to the future and the long-term investment needed to meet the growing energy needs of our communities, this is a major step in EPE’s ongoing commitment to providing safe, clean, affordable and reliable energy to you, our customers.

IIF is responsible for investing and growing the retirement funds of more than 40 million families, including 2 million people across Texas and New Mexico who will be invested in EPE. The IIF family of companies includes a number of other utilities. They are a leading investor in renewable energy and have a track record of delivering for the communities they partner with.

Let me assure you that now and in the future, we will continue providing you with safe and reliable service. We also are committed to communicating with our customers, employees and communities with transparency and respect.

EPE and IIF share the same vision for local job retention and growth, financially supporting our communities and creating a sustainable path to grow our renewable energy resources while protecting the environment.

EPE and IIF have agreed to a number of customer, employee and community commitments, which will take effect upon closing and include:

•	Electric Bill Credit for Customers: EPE and IIF have committed to provide a credit on customer electric bills in the amount of $21 million over 36 months.
•	Continuity of Local Workforce: IIF has made real commitments to ensure EPE’s workforce, including union and non-union employees and management, will remain in place.
•
Community Contributions: EPE and IIF remain committed to $1.2 million in annual charitable contributions in our service area under the existing Community Partner Program, which provides employee engagement with and financial support to the many local organizations that positively impact the well-being of our communities.

•
Community Economic Sustainability Fund: EPE and IIF commit to establishing a Community Economic Sustainability Fund to invest $100 million over 20 years to fund growth and economic development in our service area.

•	Maintain Local Presence: EPE’s headquarters will remain in El Paso, Texas.

This agreement will better position EPE to meet the future energy needs of our service area. The partnership with IIF will enhance our ability to fulfill commitments to you - our customers - and the communities we serve, including investment in more renewable energy resources, local generation and other infrastructure needs.

Our agreement with IIF is subject to shareholder and regulatory approvals and other customary closing conditions. This process takes time, and we expect to complete the closing in the first half of 2020.

We will keep you informed as more information becomes available, and should you have any questions, please do not hesitate to reach out to Customer Service at (915) 543-5970 or (575) 526-5555. Our obligation and commitment remain the same - to provide safe, clean, affordable and reliable energy to our customers.

Thank you,

Mary Kipp
President and Chief Executive Officer,
El Paso Electric

Forward-Looking Statements
This letter includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of EPE, shareholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding EPE’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of EPE’s shareholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on transaction-related issues.

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EPE's most recently filed periodic reports and in other filings made by EPE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the federal law commonly referred to as the Tax Cuts & Jobs Act and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the Federal Energy Regulatory Commission; (iv) uncertainties and instability in the general economy and the resulting impact on EPE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of EPE’s construction program, the receipt of necessary permits and approvals and EPE’s ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EPE’s regulators and the resulting impact on EPE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EPE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) the U.S. Government shutdown and the resulting impact on EPE's sales and profitability; and (xix) other factors of which EPE is currently unaware or deem immaterial.

EPE's filings are available from the SEC or may be obtained through EPE's website at http://www.epelectric.com.  Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this letter, and EPE does not undertake to update any forward-looking statement contained herein.

Additional Information and Where to Find It
In connection with the proposed merger, EPE expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by EPE with the SEC at http://www.sec.gov, the SEC’s website, or from EPE’s website (http://www.epelectric.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.” In addition, the proxy statement and other documents filed by EPE with the SEC (when available) may be obtained from EPE free of charge by directing a request to Investor Relations, Phone: 1-800-592-1634. Media inquiries can be directed to Eduardo Gutierrez at EPE, Phone: 915-497-3495.

Participants in the Solicitation
EPE, its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies from EPE’s shareholders with respect to the proposed merger. Information regarding EPE’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting, filed with the SEC on April 12, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed merger.

FOR CUSTOMERS ONLY